SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to sec. 240.14a-12.

CITIFUNDS TRUST III

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 21, 2005

THIS LETTER CONTAINS IMPORTANT INFORMATION

ABOUT YOUR VOTING RIGHTS

Dear Shareholder:

We are writing to you because you hold shares in one or more of the Citi Money Market Funds listed below and have not yet voted these shares at the Special Meeting of Shareholders of these Funds (the “Meeting”) that has been adjourned to Tuesday, January 10, 2006 at 2:00 p.m. at Citigroup Center, 153 East 53rd Street, 14th Floor, New York, New York 10022:

Citi Cash Reserves

Citi Tax Free Reserves

Citi California Tax Free Reserves

Citi New York Tax Free Reserves

Your Fund shares are held through a service agent that is a wholly owned subsidiary of Citigroup Inc. We have been informed by your service agent that it intends to exercise its right to vote your Fund shares at the Meeting in the same proportion as its customers who have voted, if you do not vote your shares by signing and returning this proxy card so that it reaches the Funds’ proxy solicitor by January 9, 2006.

We understand that those of your service agent’s customers who have exercised their voting rights have voted overwhelmingly in favor of the proposals to approve a new management agreement with Citi Fund Management Inc. and to elect each of the nominees for Trustee. Therefore, if you do not give specific voting instructions for your shares and return your executed proxy in a timely manner, it is likely that the majority of your shares will be voted in favor of these proposals, even if that is not what you intend.

The Board of your Fund recommends that you vote FOR the new management agreement and FOR the Trustees identified on the enclosed proxy card.

If you do not vote your shares, your service agent intends to vote your shares at the Meeting.

Thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Funds’ proposals or how to vote your shares, please call our proxy solicitor, Computershare Fund Services, at 1-866-718-0017.

Sincerely,

R. Jay Gerken

Chairman

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS

OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

Computershare Fund Services

250 Royall Street

Canton, MA 02021

(866) 718-0017 (Toll Free)